Exhibit 99.1

For Immediate Release	Media Contact: Donna Pullen (803) 765-4558 Analyst Contact: John Pollok (803) 765-4628

South State Corporation Reports Third Quarter Operating EPS of $1.12;

Increases Quarterly Cash Dividend

COLUMBIA, S.C.—October 23, 2015—South State Corporation (NASDAQ: SSB) today released its unaudited results of operations and other financial information for the three-month and nine-month period ended September 30, 2015.  Highlights of the third quarter 2015 include the following:

•                  Operating earnings for 3Q improved to $27.2 million or $1.12 per share (diluted), up from $26.3 million or $1.09 per share for 2Q 2015

•                  Earnings per share (EPS) — diluted was $1.04 compared to $1.03 in 2Q 2015; and $0.80 per share in 3Q 2014, a 30% increase;

•                  Net income available to the common shareholders of $25.1 million improved by 30.1% from 3Q 2014 of $19.3 million;

•                  For the nine-months ended September 30, 2015, net income totaled $73.9 million compared to $53.1 million a year ago, a 39.2% increase; and

•                  Increased dividend paid to common shareholders by 19.0%, or $0.04 per share, since 3Q 2014

•                  Net loan growth (non-acquired loans exceeded acquired loan runoff) during third quarter was $86.7 million or 5.9% annualized

•                  Non-acquired loan growth totaled $206.3 million or 21.6% annualized growth; which

•                  Outpaced acquired loan runoff of $119.6 million

•                  Performance ratios during 3Q 2015 from 2Q 2015

•                  Operating return on average assets was 1.29%, a decline from 1.32%

•                  Operating return on average tangible equity improved to 16.92% from 16.90%

•                  Efficiency ratio rose to 64.4% from 63.2%

•                  Operating efficiency ratio rose to 61.7% from 61.2% (excludes one-time charges related to merger and conversion expenses in 2014 and branch consolidation and acquisition expenses in 2015)

•                  Balance sheet changes during 3Q 2015

•                  Goodwill increased by $20.7 million from the Bank of America branch acquisition

•                  OREO decreased $3.7 million to $31.4 million, due to primarily to the disposition of 49 properties during the quarter

•                  Noninterest bearing deposits increased by $82.3 million and interest bearing deposits increased by $328.1 million primarily from the Bank of America branch acquisition

•                  Shareholders’ equity increased $24.5 million to $1.048 billion

•                  Tangible equity to tangible assets declined to 8.14% from 8.56%, at June 30, 2015, due to the Bank of America branch acquisition

•                  Asset quality continues to improve

•                  Nonperforming assets (NPAs) declined by 8.5%, or $5.6 million, to $60.0 million

•                  NPAs to total assets improved to 0.71% from 0.81%

•                  Net charge offs on non-acquired loans were 0.09%, or $875,000, in 3Q 2015, down from 0.12%, or $1.1 million, in 2Q 2015

•                  Coverage ratio of ALLL on non-acquired non-performing loans improved to 147.1% from 141.0%

Quarterly Cash Dividend

The Board of Directors of South State Corporation has declared a quarterly cash dividend of $0.26 per share payable on its common stock.  This per share amount is $0.01 per share, or 4.0% higher than the dividend paid in the immediately preceding quarter and is $0.04 per share, or 18.2%, higher than third quarter of 2014.  The dividend will be payable on November 20, 2015 to shareholders of record as of November 13, 2015.

Branch Initiatives - Update

The consolidation (11) or sale (2) of 13 branches and ATM locations in 2015 during the second, third and fourth quarters is summarized below:

•                  Consolidated eight of eleven locations during the second quarter (May and June);

•                  Consolidated three locations during the third quarter; and

•                  Sold two branches in early October of 2015.

The purchase and conversion of 13 former Bank of America branches and ATM locations was completed during the weekend beginning on August 21, 2015 (12 in South Carolina and 1 in Georgia).  Below is a summary of assets and liabilities acquired and the expectations:

•                  Acquired $438.3 million in total deposits, $3.1 million in loans (including overdrafts) and $4.1 million in fixed assets (including 30+ ATMs);

•                  Modeled 15% deposit runoff with actual runoff totaling approximately 24%;

•                  Core deposit intangible totaled $6.8 million, or 1.55% of total deposits;

•                  Amortization of core deposit intangible over 10 years using an accelerated method;

•                  Original deal value modeled was $31.6 million compared to actual of $25.0 million (based on 30 day average deposits of $454.8 million); and

•                  Expect mid-single digit accretion in 2016.

Third Quarter 2015 Financial Performance

	Three Months Ended					Nine Months Ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	September 30,
(Dollars in thousands, except per share data)	2015	2015	2015	2014	2014	2015	2014
INCOME STATEMENT
Interest income
Loans, including fees (8)	$79,857	$79,407	$78,848	$79,893	$78,700	$238,111	$239,988
Investment securities, federal funds sold and securities purchased under agreements to resell	5,705	5,358	5,150	5,487	5,648	16,214	16,654
Total interest income	85,562	84,765	83,998	85,380	84,348	254,325	256,642
Interest expense
Deposits	1,811	1,737	2,003	2,246	2,395	5,550	7,056
Federal funds purchased, securities sold under agreements to repurchase, and other borrowings	736	751	946	1,583	1,584	2,434	4,777
Total interest expense	2,547	2,488	2,949	3,829	3,979	7,984	11,833
Net interest income	83,015	82,277	81,049	81,551	80,369	246,341	244,809
Provision for loan losses (1)	1,075	3,145	818	1,481	2,091	5,038	5,109
Net interest income after provision for loan losses	81,940	79,132	80,231	80,070	78,278	241,303	239,700
Noninterest income	29,771	30,082	26,505	25,299	24,453	86,358	69,398
Pre-tax operating expense	70,103	69,292	70,485	70,077	68,212	209,880	209,022
Branch consolidation / acquisition expense	3,091	2,237	—	—	—	5,328	—
Merger and branding related expense	—	—	—	4,599	6,846	—	19,341
Total noninterest expense	73,194	71,529	70,485	74,676	75,058	215,208	228,363
Income before provision for income taxes	38,517	37,685	36,251	30,693	27,673	112,453	80,735
Provision for income taxes	13,377	12,813	12,325	9,445	8,346	38,515	26,546
Net income	25,140	24,872	23,926	21,248	19,327	73,938	54,189
Preferred stock dividends	—	—	—	—	—	—	1,073
Net income available to common shareholders	$25,140	$24,872	$23,926	$21,248	$19,327	$73,938	$53,116

Operating Earnings (non-GAAP) (3)
Net income (GAAP)	$25,140	$24,872	$23,926	$21,248	$19,327	$73,938	$54,189
Securities (gains) losses, net of tax	—	—	—	—	63	—	5
Merger and branding related expense, net of tax	—	—	—	3,184	4,781	—	12,982
Branch consolidation / acquisition expense	2,017	1,476	—	—	—	3,503	—
Net operating earnings (non-GAAP)	27,157	26,348	23,926	24,432	24,171	77,441	67,176
Preferred stock dividends	—	—	—	—	—	—	1,073
Net operating earnings available to common shareholders (non-GAAP)	$27,157	$26,348	$23,926	$24,432	$24,171	$77,441	$66,103

Basic earnings per common share	$1.05	$1.04	$1.00	$0.89	$0.81	$3.09	$2.22
Diluted earnings per common share	$1.04	$1.03	$0.99	$0.88	$0.80	$3.05	$2.20
Operating earnings per common share - Basic (non-GAAP) (3)	$1.13	$1.10	$1.00	$1.02	$1.01	$3.23	$2.77
Operating earnings per common share - Diluted (non-GAAP) (3)	$1.12	$1.09	$0.99	$1.01	$1.00	$3.20	$2.74
Dividends per common share	$0.25	$0.24	$0.23	$0.22	$0.21	$0.72	$0.60
Basic weighted-average common shares outstanding	23,984,417	23,980,602	23,943,443	23,911,515	23,898,982	23,955,562	23,889,546
Diluted weighted-average common shares outstanding	24,285,228	24,258,014	24,200,709	24,189,289	24,160,461	24,234,802	24,139,374
Effective tax rate	34.73%	34.00%	34.00%	30.77%	30.16%	34.25%	32.88%

The Company reported consolidated net income available to common shareholders of $25.1 million, or $1.04 per diluted common share for the three-months ended September 30, 2015 up from $24.9 million, or $1.03 per diluted common share for the three-months ended June 30, 2015.  The $268,000 increase was the result of an increase in interest income of $797,000 (primarily from non-acquired loan interest income and securities income), a decline in the provision for loan losses of $2.1 million (primarily in the non-acquired loan portfolio and the acquired non-credit impaired loan portfolio), a decrease in noninterest income of $311,000 (reduction in mortgage banking income partially offset by higher fees on deposit accounts and higher trust and investment services income), an increase in noninterest expenses of $1.7 million (branch consolidation and acquisition expenses and an increase in OREO and loan related expenses) and an increase in the provision for income taxes of $564,000.  During the quarter, our effective income tax rate increased to 34.73%, resulting in an effective tax rate of 34.25% on a year-to-date basis compared to 32.88% in 2014, due to higher pre-tax net income.

“South State experienced solid performance during the third quarter of 2015,” said Robert R. Hill, Jr., CEO of South State Corporation.  “The Bank of America conversion was completed this quarter and was very well executed.  We feel good about the opportunity this acquisition provides us.  Both net income available to the common shareholder and diluted earnings per share improved 30%, compared to the third quarter of 2014.  Our team continues to make progress in growing organically, adding new talent, and taking steps to improve efficiency levels.  The strength of our balance sheet and significant liquidity put us in a position of strength for future growth.  The board has again approved a quarterly common stock cash dividend, for the seventh consecutive increase, of $0.26 per share, up 18.2% from last year.”

Balance Sheet and Capital

	Ending Balance
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2015	2015	2015	2014	2014
BALANCE SHEET
Assets
Cash and cash equivalents	$889,380	$593,382	$630,734	$417,869	$503,028
Investment securities:
Securities held to maturity	9,314	9,659	9,659	9,659	10,389
Securities available for sale, at fair value	885,798	841,661	808,396	806,766	805,114
Other investments	9,031	9,031	9,031	10,518	10,518
Total investment securities	904,143	860,351	827,086	826,943	826,021
Loans held for sale	48,985	73,055	87,342	61,840	57,683
Loans:
Acquired credit impaired	768,606	823,981	866,504	919,402	980,492
Acquired non-credit impaired	1,107,440	1,171,672	1,247,349	1,327,999	1,377,343
Non-acquired	3,994,716	3,788,399	3,586,405	3,467,826	3,304,708
Less allowance for non-acquired loan losses (1)	(35,116)	(34,782)	(33,538)	(34,539)	(34,804)
Loans, net	5,835,646	5,749,270	5,666,720	5,680,688	5,627,739
FDIC receivable for loss share agreements	7,942	11,035	16,713	22,161	30,983
Other real estate owned (“OREO”)	31,378	35,042	36,096	42,726	51,250
Premises and equipment, net	174,662	171,582	171,565	171,772	173,425
Bank owned life insurance	100,967	100,363	99,751	99,140	98,505
Deferred tax asset	40,090	45,911	40,629	42,692	60,322
Mortgage servicing rights	24,665	25,325	21,510	21,601	22,052
Core deposit and other intangibles	49,982	45,260	47,223	49,239	51,291
Goodwill	338,342	317,688	317,688	317,688	317,688
Other assets	53,694	56,720	58,525	71,868	60,101
Total assets	$8,499,876	$8,084,984	$8,021,582	$7,826,227	$7,880,088

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$1,927,309	$1,844,973	$1,757,302	$1,639,953	$1,654,308
Interest-bearing	5,150,700	4,822,555	4,876,355	4,821,092	4,863,920
Total deposits	7,078,009	6,667,528	6,633,657	6,461,045	6,518,228
Federal funds purchased and securities sold under agreements to repurchase	260,521	287,903	276,774	221,541	231,229
Other borrowings	55,107	55,055	55,003	101,210	101,127
Other liabilities	57,927	50,719	48,584	57,511	62,509
Total liabilities	7,451,564	7,061,205	7,014,018	6,841,307	6,913,093

Shareholders’ equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock - $2.50 par value; authorized 40,000,000 shares	60,529	60,494	60,392	60,377	60,338
Surplus	706,227	704,625	702,648	701,764	700,579
Retained earnings	279,681	260,591	241,526	223,156	207,219
Accumulated other comprehensive income (loss)	1,875	(1,931)	2,998	(377)	(1,141)
Total shareholders’ equity	1,048,312	1,023,779	1,007,564	984,920	966,995
Total liabilities and shareholders’ equity	$8,499,876	$8,084,984	$8,021,582	$7,826,227	$7,880,088

Common shares issued and outstanding	24,211,793	24,197,531	24,156,759	24,150,702	24,135,220

At September 30, 2015, the Company’s total assets were $8.5 billion, up from $8.1 billion at June 30, 2015 and up from $7.8 billion at December 31, 2014.  During the third quarter of 2015, the Company experienced asset growth primarily in cash of $296.0 million, securities of $43.8 million and loans of $86.7 million, excluding the change in the allowance for loan losses.  During the second quarter of 2015, the Company began to increase the investment portfolio and may continue to increase the portfolio throughout the remainder of 2015.  Goodwill and core deposit intangibles increased $25.4 million during the quarter due to the branch acquisition from Bank of America.  These increases were offset by declines in loans held for sale of $24.1 million, FDIC receivable of $3.1 million, OREO of $3.7 million and deferred tax asset, net of $5.8 million.  Liabilities increased due to total deposit growth of $410.5 million, primarily from the Bank of America branch acquisition.  This increase was partially offset by decline in federal funds purchased and securities sold under agreements to repurchase of $27.4 million.

The Company’s book value per common share increased to $43.30 per share at September 30, 2015, compared to $42.31 at June 30, 2015, and $40.78 at December 31, 2014.  Capital increased by $24.5 million due primarily to net income of $25.1 million, which was offset by the common dividend paid of $6.1 million.  Accumulated other comprehensive income shifted to a net gain during the third quarter 2015, with the increase in the unrealized gains in the AFS securities portfolio during the quarter of $3.7 million, net of tax.  Tangible book value (“TBV”) per common share decreased by $0.05 per share to $27.26 at September 30, 2015 compared $27.31 at June 30, 2015, and increased by $1.67 per share from $25.59 at December 31, 2014.  The quarterly decrease of $0.05 per share was the result of the increase in goodwill and core deposit intangibles resulting from the branch acquisition, which resulted in a decline of tangible book value of $1.05 per share.  The majority of this decline was offset by the increase in net income of $1.04 per share, reduced by the dividend paid of $0.25 per share, and the increase in accumulated other comprehensive income during the quarter of $0.16 per share.

The total risk-based capital (RBC) ratio is estimated to be 13.3% down from June 30, 2015 of 13.7%, due primarily to the growth in assets, however capital was level from the prior quarter given the branch acquisition during the quarter.  Total RBC was also down from December 31, 2014 of 14.3%, due to the adoption of Basel III, redemption of $46.3 million of trust preferred securities and the impact of the branch acquisition.  Tier 1 leverage ratio is estimated to decrease to 9.3% from June 30, 2015 level of 9.6%.  The Company’s capital position remains “well-capitalized” by all measures at September 30, 2015.

“During the third quarter, our tangible capital decreased from $660.8 million at June 30, 2015 to $660.0 million at September 30, 2015,” said John C. Pollok, COO and CFO.  “With the acquisition of the 13 branches and the increase in intangibles of $25.4 million during the quarter, we experienced only a slight decline in tangible book value of $0.05 per share during the quarter.”

	Three Months Ended					Nine Months Ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	September 30,
	2015	2015	2015	2014	2014	2015	2014
PERFORMANCE RATIOS
Return on average assets (annualized)	1.20%	1.24%	1.23%	1.07%	0.96%	1.22%	0.91%
Operating return on average assets (annualized) (non-GAAP) (3)	1.29%	1.32%	1.23%	1.23%	1.21%	1.28%	1.13%
Operating return on average equity (annualized) (non-GAAP) (3)	10.39%	10.36%	9.73%	9.93%	9.99%	10.17%	9.30%
Return on average tangible common equity (annualized) (non-GAAP) (7)	15.72%	16.00%	16.21%	14.77%	13.97%	15.97%	13.41%
Operating return on average tangible common equity (annualized) (non-GAAP) (3) (7)	16.92%	16.90%	16.21%	16.85%	17.23%	16.69%	16.45%
Efficiency ratio (tax equivalent)	64.39%	63.19%	65.05%	69.34%	70.98%	64.20%	72.11%
Operating efficiency ratio (9)	61.67%	61.22%	65.05%	65.07%	64.51%	62.61%	66.00%
Dividend payout ratio (2)	24.07%	23.35%	23.22%	25.00%	26.22%	23.55%	27.25%
Book value per common share	$43.30	$42.31	$41.71	$40.78	$40.07
Tangible common equity per common share (non-GAAP) (7)	$27.26	$27.31	$26.60	$25.59	$24.78

CAPITAL RATIOS
Equity-to-assets	12.33%	12.66%	12.56%	12.58%	12.27%
Tangible equity-to-tangible assets (non-GAAP) (7)	8.14%	8.56%	8.39%	8.28%	7.96%
Tier 1 common equity (6)	11.8%	12.1%	12.2%
Tier 1 leverage (6)	9.3%	9.6%	9.5%	9.4%	9.1%
Tier 1 risk-based capital (6)	12.6%	13.0%	13.1%	13.5%	13.2%
Total risk-based capital (6)	13.3%	13.7%	13.8%	14.3%	14.1%

OTHER DATA
Number of branches	130	120	127	127	127
Number of employees (full-time equivalent basis)	2,083	2,028	2,051	2,081	2,057

Asset Quality

	Ending Balance
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
(Dollars in thousands)	2015	2015	2015	2014	2014
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$23,871	$24,661	$27,574	$28,516	$30,481
Restructured loans
Non-acquired OREO and other nonperforming assets	5,980	5,862	6,500	7,947	9,360
Total non-acquired nonperforming assets	29,851	30,523	34,074	36,463	39,841
Acquired
Acquired nonperforming loans	4,130	5,274	7,380	7,646	5,860
Acquired OREO and other nonperforming assets	25,979	29,720	30,268	35,473	42,530
Total acquired nonperforming assets	30,109	34,994	37,648	43,119	48,390
Total nonperforming assets	$59,960	$65,517	$71,722	$79,582	$88,231

	Three Months Ended					Nine Months Ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	September 30,
	2015	2015	2015	2014	2014	2015	2014
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	0.88%	0.92%	0.94%	1.00%	1.05%	0.88%	1.05%
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	147.11%	141.04%	121.63%	121.12%	114.18%	147.11%	114.18%
Net charge-offs on non-acquired loans as a percentage of average non-acquired loans (annualized) (1)	0.09%	0.12%	-0.01%	0.13%	0.26%	0.07%	0.17%
Net charge-offs on acquired non-credit impaired loans as a percentage of average acquired non-credit impaired loans (annualized) (1)	-0.05%	0.18%	0.56%	0.14%	0.12%	0.24%	0.04%
Total nonperforming assets as a percentage of total assets	0.71%	0.81%	0.89%	1.02%	1.12%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.60%	0.65%	0.77%	0.82%	0.92%
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	0.75%	0.80%	0.95%	1.05%	1.20%
Total nonperforming assets as a percentage of total assets (5)	0.35%	0.38%	0.42%	0.47%	0.51%

During the third quarter of 2015, overall asset quality improved as NPAs declined by $5.6 million, or 8.5% to $60.0 million, and represented 0.71% of total assets.  Compared to September 30, 2014, NPAs have declined by $28.3 million, or 32.0%, from $88.2 million and represented 1.12% of total assets.  Non-acquired NPAs, excluding acquired loans and acquired other real estate owned (OREO), declined by $672,000, or 2.2%, to $29.9 million, from the level at June 30, 2015.  Non-acquired nonperforming loans decreased by $790,000, or 3.2%, and non-acquired OREO and other assets repossessed increased slightly by $118,000, or 2.0%.  Compared to September 30, 2014, non-acquired NPAs declined by $10.0 million, or 25.1%.  Non-acquired NPAs as a percentage of total non-acquired loans and repossessed assets declined to 0.75% compared to 0.80% in the second quarter of 2015 and 1.20% at September 30, 2014.

During the third quarter, the Company reported $4.1 million in nonperforming loans related to “acquired non-credit impaired loans”.  This was a decrease of $1.1 million from the second quarter of 2015.  Additionally, acquired nonperforming OREO and other assets owned declined by $3.7 million to $26.0 million from June 30, 2015 and by $16.6 million from September 30, 2014.  Total acquired NPAs have declined $18.3 million, or 37.8%, since September 30, 2014.

At September 30, 2015, the allowance for non-acquired loan losses was $35.1 million or 0.88% of non-acquired period-end loans.  The current allowance for loan losses provides 1.47 times coverage of period-end non-acquired nonperforming loans, up from 1.41 times at June 30, 2015 and up from 1.21 times December 31, 2014.  At September 30, 2014, this coverage was 1.14 times.  Net charge-offs within the non-acquired portfolio were $875,000, or 0.09% annualized, in the third quarter compared to $1.1 million for the second quarter or 0.12% annualized.  Third quarter 2014 net charge-offs totaled $2.1 million, or 0.26% annualized.  During the third quarter, the allowance for loan losses was increased by $1.2 million compared to an increase of $2.4 million in the second quarter of 2015 through the provision for loan losses.  The increase was primarily due to larger loans and increases in certain loan types during the second and third quarter of 2015 (within the general reserve).

Net charge offs (recoveries) related to “acquired non-credit impaired loans” were ($132,000), or (0.05%) annualized, during the third quarter of 2015, compared to $533,000, or 0.18% annualized, in the second quarter of 2015.  The Company recorded a provision for loan losses, accordingly, equal to the net charge offs (recoveries) during the quarter.  In the third quarter 2014, net charge offs totaled $438,000, or 0.12% annualized.

Total OREO decreased by $3.7 million during the third quarter of 2015 to $31.4 million compared to the second quarter of 2015.  This decline was primarily the result the disposition of 49 properties during the third quarter.  OREO was $51.3 million at September 30, 2014.  Overall, OREO and loan related costs increased by $698,000 to $2.7 million in the third quarter of 2015 compared to the second quarter 2015, due to more asset write downs and increases in the “cost to carry” of certain properties (assets).  On a year-to-date basis, OREO and other loan related cost have declined by $1.6 million compared to 2014, as the OREO balance has declined by $11.3 million and nonperforming loan balance has declined $8.2 million since December 31, 2014.

Net Interest Income and Margin

	Three Months Ended
	September 30, 2015			June 30, 2015			September 30, 2014
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
YIELD ANALYSIS
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$638,760	$487	0.30%	$408,611	$464	0.46%	392,407	$430	0.43%
Investment securities (taxable)	724,306	4,106	2.25%	687,990	3,822	2.23%	675,782	3,982	2.34%
Investment securities (tax-exempt)	138,560	1,112	3.18%	139,473	1,072	3.08%	147,051	1,236	3.33%
Loans held for sale	57,435	560	3.87%	66,792	623	3.74%	52,078	375	2.86%
Loans	5,806,211	79,297	5.42%	5,713,175	78,784	5.53%	5,662,999	78,325	5.49%
Total interest-earning assets	7,365,272	85,562	4.61%	7,016,041	84,765	4.85%	6,930,317	84,348	4.83%
Noninterest-earning assets	959,335			1,018,348			1,021,687
Total Assets	$8,324,607			$8,034,389			$7,952,004

Interest-Bearing Liabilities:
Transaction and money market accounts	$3,118,508	$683	0.09%	$2,985,239	$681	0.09%	$2,892,934	$895	0.12%
Savings deposits	705,499	111	0.06%	677,018	110	0.07%	664,395	126	0.08%
Certificates and other time deposits	1,147,770	1,017	0.35%	1,163,359	946	0.33%	1,342,709	1,374	0.41%
Federal funds purchased and repurchase agreements	296,469	95	0.13%	306,041	105	0.14%	256,000	87	0.13%
Other borrowings	55,081	641	4.62%	55,022	646	4.71%	101,090	1,497	5.88%
Total interest-bearing liabilities	5,323,327	2,547	0.19%	5,186,679	2,488	0.19%	5,257,128	3,979	0.30%
Noninterest-bearing liabilities	1,963,827			1,827,465			1,735,340
Shareholders’ equity	1,037,453			1,020,245			959,536
Total Non-IBL and shareholders’ equity	3,001,280			2,847,710			2,694,876
Total liabilities and shareholders’ equity	$8,324,607			$8,034,389			$7,952,004
Net interest income and margin (NON-TAX EQUIV.)		$83,015	4.47%		$82,277	4.70%		$80,369	4.60%
Net interest margin (TAX EQUIVALENT)			4.52%			4.75%			4.65%

Non-taxable equivalent net interest income was $83.0 million for the third quarter of 2015, a $740,000 increase from the second quarter of 2015, resulting primarily from the following:

1.              A $221.3 million increase in the average balance of non-acquired loans which resulted in an increase in non-acquired loan interest income of approximately $1.8 million; with the yield decreasing to 3.96% during the third quarter from 4.04% in the second quarter; partially offset by

2.              A $128.3 million decrease in the average balance of acquired loans from the second quarter of 2015, coupled with an 18 basis point improvement in the yield resulted in a decline in acquired loan interest income of $1.3 million.  The yield improved on acquired loans from 8.18%, in the second quarter of 2015, to 8.36% in the third quarter of 2015.  This yield improvement was the result of continued credit releases, which results in more loan accretion (income); and

3.              Interest expense increased by $59,000 from the second quarter of 2015.  This slight increase was primarily the result of the deposit increase from the acquired branches during the quarter.  Compared to third quarter of 2014, the decline in interest expense of $1.4 million was the result of the redemption in $46.3 million of trust preferred securities in early January 2015; and the continued impact of the low interest rate environment on certificates and other time deposits.

During the second and third quarter of 2015, there were certain one-time events which have raised the reported yields on acquired loans (both credit impaired and noncredit impaired portfolios).  This includes loans being paid off sooner than expected, coupled with credit releases, which increased the acquired yield.  In addition, acquired credit impaired loans are being renewed which is increasing the weighted average life of these loans.  The result is expected to lower the yield in the acquired loan portfolio in the fourth quarter of 2015 and in 2016.

Tax-equivalent net interest margin decreased 23 basis points from the second quarter of 2015 and was down 13 basis points from the yield in the third quarter of 2014.  The Company’s average yield on interest-earning assets decreased 24 basis points while the average rate on interest-bearing liabilities remained the same from the second quarter of 2015 at 19 basis points and down from 30 basis points at September 30, 2014.  During the third quarter of 2015, the Company’s average total assets increased to $8.3 billion from $8.0 billion at June 30, 2015 and from $7.9 billion at December 31, 2014.  Average earning assets increased to $7.4 billion up from $7.0 billion at June 30, 2015.  Average interest-bearing liabilities increased to $5.3 billion for third quarter of 2015 from $5.2 billion at June 30, 2015.  Average non-interest bearing demand deposits increased by $131.3 million during the quarter and by $251.2 million from September 30, 2014.  All of these increases were primarily related to the branch acquisition from Bank of America during the third quarter of 2015.  Including the impact of noninterest bearing deposits, the Company’s cost of funds remained at 14 basis points in the third quarter 2015 compared to the second quarter of 2015.

Noninterest Income and Expense

	Three Months Ended					Nine Months Ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	September 30,
(Dollars in thousands)	2015	2015	2015	2014	2014	2015	2014
Noninterest income:
Fees on deposit accounts	$19,212	$17,699	$16,492	$17,109	$17,637	$53,403	$52,079
Mortgage banking income	4,817	7,089	6,626	4,072	4,124	18,532	12,098
Trust and investment services income	5,489	5,051	4,934	4,499	4,490	15,474	13,845
Securities gains, net	—	—	—	—	(90)	—	(2)
Amortization of FDIC indemnification asset	(1,871)	(2,042)	(3,207)	(4,177)	(4,825)	(7,120)	(17,718)
Recoveries of fully charged off acquired loans	879	965	255	1,633	1,596	2,099	4,542
Other	1,245	1,320	1,405	2,163	1,521	3,970	4,554
Total noninterest income	$29,771	$30,082	$26,505	$25,299	$24,453	$86,358	$69,398

Noninterest expense:
Salaries and employee benefits	$40,013	$39,754	$40,987	$39,034	$40,029	$120,754	$119,398
Net occupancy expense	5,395	5,046	5,237	5,701	5,387	15,678	16,758
Information services expense	4,736	4,382	3,958	3,724	3,417	13,076	12,154
Furniture and equipment expense	2,554	2,762	3,145	3,100	3,166	8,461	10,171
Bankcard expense	2,448	2,285	1,980	2,043	2,141	6,713	6,520
OREO expense and loan related	2,717	2,019	3,014	2,520	3,374	7,750	9,313
Business development and staff related	1,797	1,983	2,147	1,736	1,482	5,927	5,122
Amortization of intangibles	2,078	1,964	2,016	2,052	2,080	6,058	6,268
Professional fees	1,383	1,585	1,409	1,459	1,068	4,377	3,501
Supplies, printing and postage expense	1,377	1,402	1,612	2,074	1,681	4,391	4,863
FDIC assessment and other regulatory charges	1,248	1,253	1,184	1,321	1,268	3,685	4,111
Advertising and marketing	1,054	1,009	855	1,172	837	2,918	2,679
Other operating expenses	3,303	3,848	2,941	4,141	2,282	10,092	8,164
Branch consolidation / acquisition expense	3,091	2,237	—	—	—	5,328	—
Merger and branding related expense	—	—	—	4,599	6,846	—	19,341
Total noninterest expense	$73,194	$71,529	$70,485	$74,676	$75,058	$215,208	$228,363

Noninterest income was lower than the second quarter of 2015 by approximately $311,000 to $29.8 million. The decrease was the result of the following:

•                  Lower mortgage banking income of $2.3 million, due primarily to the decline in the value of our mortgage servicing rights and lower secondary market income; which was partially offset by

•                  Lower amortization of the FDIC indemnification asset by $171,000;

•                  Higher fees on deposit accounts totaling $1.5 million.  This increase was the result of increased usage of debit / ATM cards with addition of branches acquired from Bank of America, implementation of certain increased service fees and $1.2 million from NSF fees; and

•                  Higher trust and investment services income was due primarily to a fee related to retirement assets transferred from the wealth division.

Compared to the third quarter of 2014, noninterest income grew by $5.3 million due to $3.0 million reduction in amortization of the FDIC indemnification asset primarily from the expiration of the CBT commercial loss sharing agreement with the FDIC; improved fees on deposit accounts totaling $1.6 million with more customers and the implementation of increases in certain services fees; improved trust and investment services income of $1.0 million from more assets under management; and improved mortgage banking income of $693,000 from favorable rate environment and higher volume of loans.  These increases were partially offset by a decline in recoveries of acquired loans of $717,000.

On a year-to-date basis (nine-months), noninterest income was up $17.0 million in 2015 compared to 2014.  This increase was attributable to the following:

•                  Decline in the amortization of the FDIC indemnification asset of $10.6 million;

•                  Increase in mortgage banking income of $6.4 million due to the overall favorable mortgage environment in 2015;

•                  Increase in trust and investment services income of $1.6 million due to the continued growth of assets under management which now exceeds $4.0 billion;

•                  Increase in fees on deposit accounts of $1.3 million primarily from bankcard services income; partially offset by

•                  A decline in recoveries of acquired credit impaired loans of $2.4 million.

Noninterest expense was $73.2 million in the third quarter of 2015, an increase of $1.7 million from $71.5 million in the second quarter of 2015.  This increase from the second quarter of 2015 was due to $854,000 of expenses related to branch consolidation project and the conversion of the 13 branches acquired from Bank of America during the quarter; $698,000 increase in OREO and other loan related expenses due to more write downs of OREO and increased cost to carry these assets; and increases in information services and net occupancy expense from the additional branches acquired from Bank of America.  These increases were offset by decreases in professional fees, business development and staff related, and other expenses during the quarter.

Compared to the third quarter of 2014, noninterest expense improved by $1.9 million with the decline in one-time charges related to merger and conversion expense in 2014 and branch consolidations / acquisition in 2015 of $3.8 million.  This decline was offset partially by increases in information services expense, business development and staff related expense, professional fees and other expense.

For the nine-months ended September 30, 2015 and 2014, noninterest expense was down $13.2 million in 2015 compared to 2014 due primarily to reduced one-time expenses (merger / conversion of FFCH in 2014 vs. branch consolidation and branches acquired in 2015) of $14.0 million.

South State Corporation will hold a conference call today, October 23rd; at 11 a.m. Eastern Time during which management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 877-506-9272.  The number for international participants is 412-380-2004.  The conference ID number is 10073291.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.  A replay will be available beginning October 23rd by 2:00 p.m. Eastern Time until 9:00 a.m. on November 6th, 2015.  To listen to the replay, dial 877-344-7529 or 412-317-0088.  The passcode is 10073291.

***************

South State Corporation is the largest bank holding company headquartered in South Carolina. Founded over 80 years ago in 1933, the company’s primary subsidiary, South State Bank, serves the financial needs of its local communities in 24 South Carolina counties, 13 Georgia counties and 4 North Carolina counties. The bank also operates Minis & Co., Inc. and First Southeast 401K Fiduciaries, Inc., both registered investment advisors; and First Southeast Investor Services, Inc., a limited purpose broker-dealer. South State Corporation has assets of approximately $8.5 billion and its stock is traded under the symbol SSB on the NASDAQ Global Select Market. More information can be found at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

	Three Months Ended					Nine Months Ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	September 30,
(Dollars in thousands, except per share data)	2015	2015	2015	2014	2014	2015	2014
RECONCILIATION OF NON-GAAP TO GAAP
Operating Earnings (non-GAAP) (3)
Net operating earnings available to common shareholders (non-GAAP)	$27,157	$26,348	$23,926	$24,432	$24,171	$77,441	$66,103
Securities (gains) losses, net of tax	—	—	—	—	(63)	—	(5)
Branch consolidation/acquisition expense, net of tax	(2,017)	(1,476)	—	—	—	(3,503)	—
Merger and branding related expense, net of tax	—	—	—	(3,184)	(4,781)	—	(12,982)
Net income available to common shareholders (GAAP)	$25,140	$24,872	$23,926	$21,248	$19,327	$73,938	$53,116

Operating earnings per common share - Basic (3)
Operating earnings per common share - Basic (non-GAAP)	$1.13	$1.10	$1.00	$1.02	$1.01	$3.23	$2.77
Effect to adjust for branch consolidation/acquisition expenses	(0.08)	(0.06)	—	—	—	(0.14)	—
Effect to adjust for merger and branding related expenses	—	—	—	(0.13)	(0.20)	—	(0.55)
Earnings per common share - Basic (GAAP)	$1.05	$1.04	$1.00	$0.89	$0.81	$3.09	$2.22

Operating earnings per common share - Diluted (3)
Operating earnings per common share - Diluted (non-GAAP)	$1.12	$1.09	$0.99	$1.01	$1.00	$3.20	$2.74
Effect to adjust for branch consolidation/acquisition expenses	(0.08)	(0.06)	—	—	—	(0.15)	—
Effect to adjust for merger and branding related expenses	—	—	—	(0.13)	(0.20)	—	(0.54)
Earnings per common share - Diluted (GAAP)	$1.04	$1.03	$0.99	$0.88	$0.80	$3.05	$2.20

Operating Return of Average Assets (3)
Operating return on average assets (non-GAAP)	1.29%	1.32%	1.23%	1.23%	1.21%	1.28%	1.13%
Effect to adjust for branch consolidation/acquisition expenses	-0.09%	-0.08%	0.00%	0.00%	0.00%	-0.06%	0.00%
Effect to adjust for merger and branding related expenses	0.00%	0.00%	0.00%	-0.16%	-0.25%	0.00%	-0.22%
Return on average assets (GAAP)	1.20%	1.24%	1.23%	1.07%	0.96%	1.22%	0.91%

Operating Return of Average Equity (3)
Operating return on average equity (non-GAAP)	10.39%	10.36%	9.73%	9.93%	9.99%	10.17%	9.30%
Effect to adjust for securities gains (losses)	0.00%	0.00%	0.00%	0.00%	-0.03%	0.00%	0.00%
Effect to adjust for branch consolidation/acquisition expenses	-0.78%	-0.58%	0.00%	0.00%	0.00%	-0.46%	0.00%
Effect to adjust for merger and branding related expenses	0.00%	0.00%	0.00%	-1.30%	-1.97%	0.00%	-1.80%
Return on average equity (GAAP)	9.61%	9.78%	9.73%	8.63%	7.99%	9.71%	7.50%

Operating Return on Average Common Tangible Equity (3) (7)
Operating return on average common tangible equity (non-GAAP)	16.92%	16.90%	16.21%	16.85%	17.23%	16.69%	16.45%
Effect to adjust for securities gains (losses)	0.00%	0.00%	0.00%	0.00%	-0.03%	0.00%	0.00%
Effect to adjust for branch consolidation/acquisition expenses	-0.77%	-0.58%	0.00%	0.00%	0.00%	-0.46%	0.00%
Effect to adjust for merger and branding related expenses	0.00%	0.00%	0.00%	-1.29%	-1.98%	0.00%	-1.84%
Effect to adjust for intangible assets	-6.54%	-6.54%	-6.48%	-6.93%	-7.24%	-6.52%	-7.09%
Return on average common equity (GAAP)	9.61%	9.78%	9.73%	8.63%	7.99%	9.71%	7.52%

Tangible Book Value Per Common Share (7)
Tangible book value per common share (non-GAAP)	$27.26	$27.31	$26.60	$25.59	$24.78
Effect to adjust for intangible assets	16.04	15.00	15.11	15.19	15.29
Book value per common share (GAAP)	$43.30	$42.31	$41.71	$40.78	$40.07

Tangible Equity-to-Tangible Assets (7)
Tangible equity-to-tangible assets (non-GAAP)	8.14%	8.56%	8.39%	8.28%	7.96%
Effect to adjust for intangible assets	4.20%	4.10%	4.17%	4.30%	4.31%
Equity-to-assets (GAAP)	12.34%	12.66%	12.56%	12.58%	12.27%

Footnotes to tables:

(1)             Loan data excludes mortgage loans held for sale.

(2)             The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.

(3)             Operating earnings, operating return on average assets, and operating return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, OTTI, and merger and branding related expense.  Management believes that non-GAAP operating measures provide additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  Operating earnings and the related operating return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis:  (a) pre-tax merger and branding related expense of $3.1 million, $4.6 million, and $6.8 million, for the quarters ended September 30, 2015, December 31, 2014, and September 30, 2014,  respectively; (b) branch consolidation expenses of $2.2 million for the quarter ended June 30, 2015; and (c) securities losses of $90,000 for the quarter ended September 30, 2014.

(4)             Repossessed assets include OREO and other nonperforming assets.

(5)             Calculated by dividing total non-acquired NPAs by total assets.

(6)             September 30, 2015 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed.  All ratios are rounded down to one decimal point.

(7)             The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  The sections titled “Reconciliation of Non-GAAP to GAAP” provide tables that reconcile non-GAAP measures to GAAP.

(8)             Includes noncash loan interest income related to the discount on acquired performing loans of $1.6 million; $1.6 million; $1.6 million; $2.3 million; and $2.4 million; respectively during the five quarters above; and $4.8 million and $7.6 million for the nine months ended September 30, 2015, and 2014, respectively.

(9)             Operating efficiency ratio is calculated by taking the noninterest expense excluding merger cost divided by net interest income and noninterest income excluding securities gains (losses).

Cautionary Statement Regarding Forward Looking Statements

Statements included in this report which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934.   Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.   The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results.  Such risks and uncertainties, include, among others, the following possibilities: (1) the outcome of any legal proceedings instituted against the Company; (2) credit risks associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed under the terms of any loan-related document; (3) interest risk involving the effect of a change in interest rates on the bank’s earnings, the market value of the bank’s loan and securities portfolios, and the market value of the Company’s equity; (4) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (5) risks associated with an anticipated increase in the Company’s investment securities portfolio, including risks associated with acquiring and holding investment securities or potentially determining that the amount of investment securities the Company desires to acquire are not available on terms acceptable to the Company; (6) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (7) transaction risk arising from problems with service or product delivery; (8) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (9) regulatory change risk resulting from new laws, rules, regulations, accounting principles, proscribed practices or ethical standards, including, without limitation, increased capital requirements (including, without limitation, the impact of the capital rules adopted to implement Basel III), Consumer Financial Protection Bureau rules and regulations, and potential changes in accounting principles relating to loan loss recognition; (10) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (11) reputation risk that adversely affects earnings or capital arising from negative public opinion; (12) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (13) cybersecurity risk related to our dependence on internal computer systems and the technology of outside service providers, as well as the potential impacts of third-party security breaches,  subjects the company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; (14) economic downturn risk potentially resulting in deterioration in the credit markets, greater than expected non-interest expenses, excessive loan losses and other negative consequences, which risks could be exacerbated by potential negative economic developments resulting from federal spending cuts and/or one or more federal budget-related impasses or actions; (15) greater than expected noninterest expenses; (16) excessive loan losses; (17) failure to realize synergies and other financial benefits from, and to limit liabilities associated with, mergers and acquisitions within the expected time frame; (18) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with merger and acquisition integrations, and including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; (19) the risks of fluctuations in market prices for Company common stock that may or may not reflect economic condition or performance of the Company; (20) the payment of dividends on Company common stock is subject to regulatory supervision as well as the discretion of the board of directors of the Company, the Company’s performance and other factors; and (21) other risks and uncertainties disclosed in the Company’s most recent Annual Report on Form 10-K filed with the SEC or disclosed in documents filed or furnished by the Company with or to the SEC after the filing of such Annual report on Form 10-K, any of which could cause actual results to differ materially from future results expressed, implied or otherwise anticipated by such forward looking statements.  The Company undertakes no obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.